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                                                                    EXHIBIT 11.1

                                 Tekgraf, Inc.


                     COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FOR THE QUARTER ENDED MARCH 31,


                                               1997       1998
                                              ------     ------
 Net income                                   $  110     $   94


 Weighted average number of common shares
   Common shares                               1,084      5,266





  Net income per share                        $ 0.10     $ 0.02
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